EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville and Lancaster, Kentucky

For Immediate Release September 1, 2023

Contact:

Kentucky First Federal Bancorp

Don Jennings, President

Clay Hulette, Vice President

(502) 223-1638

Kentucky First Federal Bancorp Announces Retirement of Vice President and Chief Financial Officer

Kentucky First Federal Bancorp (Nasdaq: KFFB) the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced that R. Clay Hulette has notified Kentucky First Federal Bancorp (the “Company”) that effective January 2, 2024, he is retiring from his position as Vice President and Chief Financial Officer of the Company and his position as Frankfort Area President of its subsidiary First Federal Savings Bank of Kentucky. Mr. Hulette’s retirement is not the result of any dispute or disagreement with the Company. Following his retirement, Mr. Hulette will remain a member of the board of directors of First Federal Savings Bank of Kentucky.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the ability of First Federal MHC to waive dividends and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the NASDAQ National Market under the symbol KFFB. At June 30, 2023, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.